UNSECURED PROMISSORY NOTE

$260,000.00	Made as of May 3, 2010

For value received, the undersigned, HUIHENG MEDICAL, INC., a Nevada corporation (the “Maker”), promises to pay to the order of Hui Xiaobing, an individual (the “Holder”), the principal sum of two hundred and sixty thousand dollars ($260,000), with interest from the date hereof on unpaid principal at the short term Applicable Federal Rate, as published by the Internal Revenue Service in accordance with Section 1274(d) of the Internal Revenue Code, of sixty-seven hundredths percent (0.67%) on the date hereof, simple interest per annum, based upon a 365 day year (the “Interest Rate”).

1.           The Note.   The principal balance of the Note, which is outstanding and unpaid from time to time, is referred to as the “Principal Amount.”

2.           Repayment.   Maker promises to pay interest on the outstanding Principal Amount under this Note from the date it is incurred until maturity (whether at stated maturity, by acceleration or otherwise), annually in arrears on each anniversary of the date hereof, at the Interest Rate (“Interest Payment”).  All unpaid Principal Amount, together with the balance of unpaid and accrued interest and other amounts payable hereunder shall be due and payable on the earlier of (each event a “Due Date”): (i) May 3, 2011, or (ii) when such amounts are declared due and payable by the Holder upon or after the occurrence of a Acceleration Event (as defined below) and/or an Event of Default (as defined below).  If an Interest Payment or Due Date falls on a Saturday, Sunday or a holiday, then such payment shall be the next business day following such Interest Payment or Due Date.  All payments shall be credited first to accrued but unpaid interest due under the Note, and second, to the reduction of the outstanding Principal Amount.  All amounts of principal and interest payable hereunder shall be paid by Maker in immediately available funds by certified check or wire transfer.

3.           Acceleration Prepayment.  This Note shall be subject to mandatory prepayment, at the option of the Holder, upon the occurrence of any of the following events (each an “Acceleration Event”): (i) the sale of all or substantially all of the assets of Maker to any person or entity (other than Holder or a controlled affiliate of Holder) or the merger or acquisition of Maker by any person (other than Holder or a controlled affiliate of Holder) by means of any transaction that results in the transfer of more than fifty percent (50%) of the outstanding voting power of Maker; or (ii) the liquidation or dissolution of Maker.  If either of the foregoing Acceleration Event occurs, Holder may at any time at Holder’s option, upon written notice to Maker, declare the entire Principal Amount, together with the balance of unpaid and accrued interests and other amounts payable hereunder to be due and payable immediately.

4.           Prepayments.  Maker may prepay this Note in whole or in part at any time without penalty.  Partial prepayments shall be credited (a) first toward accrued but unpaid interest due under this Note and (b) second toward the reduction of the outstanding Principal Amount.

5.           Events of Default.  If one or more of the following events (each, an “Event of Default”) shall have occurred and be continuing:

(a)           Maker shall fail to pay when due any amount of principal hereof, or interest hereon or other amount payable hereunder, and such failure shall continue unremedied for five (5) days after receipt of written notice by Holder of such failure;

(b)           if Maker voluntary commences any bankruptcy or insolvency proceeding; or

(c)           if any bankruptcy or insolvency proceeding involving Maker is commenced, provided, however, such Event of Default shall be deemed to have been cured if such proceeding is stayed, dismissed, bonded or vacated within 60 days of Maker’s receipt of notice thereof.

If any Event of Default occurs and is continuing, Holder may at any time (unless all defaults shall theretofore have been remedied) at Holder’s option, without notice to Maker or any other person, declare the entire principal and interest of the Note then remaining unpaid to be due and payable immediately.  Any forbearance, failure or delay by Holder in exercising any right or remedy under this Note or otherwise available to Holder shall not be deemed to be a waiver of such right or remedy, nor shall any single or partial exercise of any right or remedy preclude the further exercise of such right or remedy.

6.           Other Provisions Relating to Interest and Charges.  Notwithstanding any other provision contained in this Note or in any agreement, document or instrument related to the transaction which this Note is a part:  (a) the rates of interest and charges and the payments provided for herein and therein shall in no event exceed the rates and charges and the payments which would result in interest being charged at a rate equaling the maximum allowed by law; and (b) if, for any reason whatsoever, the holder hereof ever receives as interest (or as a charge in the nature of interest) in connection with the transaction of which this Note is a part an amount which would result in interest being charged at a rate exceeding the maximum allowed by law, such amount or portion thereof as would otherwise be excessive interest shall automatically be applied toward reduction of the unpaid principal balance then outstanding hereunder.  Any such amount shall not be applied toward payment of interest (or toward payment of a charge in the nature of interest).

7.           Costs.  In the event that (a) any payment under this Note is not made at the time and in the manner required hereunder, (b) the Holder hereof incurs any costs of collection or other costs reasonably necessary for the protection of the interest of Holder with respect to this Note, including reasonable attorneys’ fees, or (c) the Holder hereof exercises its right to accelerate the maturity of the obligations hereunder, Maker agrees to pay any and all costs and expenses (regardless of the particular nature thereof and whether incurred before or after the initiation of suit or before or after judgment) which may be incurred by the Holder hereof in connection with the enforcement of any of its rights under this Note, including court costs and attorneys’ fees.

8.           Waivers.  Maker shall waive presentment by Holder for payment, demand, notice of dishonor and nonpayment of this Note, and consent to any and all extensions of time, renewals, waivers or modifications that may be granted by Holder with respect to the payment or other provisions of this Note, with or without substitution.

9.           Governing Law.  This Note is delivered in the State of California and shall be governed by and construed in accordance with the laws of the State of California without reference to its choice of law rules.

10.         Severability.  If for any reason one or more of the provisions of this Note or their application to any person or circumstances shall be held to be invalid, illegal or unenforceable in any respect or to any extent, such provisions shall nevertheless remain valid, legal and enforceable in all such other respects and to such extent as may be permissible.  In addition, any such invalidity, illegality or unenforceability shall not affect any other provisions of this Note, but this Note shall be construed as if such invalid, illegal or unenforceable provision had never been contained therein.

11.         Successors and Assigns; Transferability.   This Note inures to the benefit of Holder and binds Maker and their respective successors and assigns.  This Note shall not be transferable or assignable, by operation of law or otherwise, by Maker without the express written consent of Holder.  Any transfer in violation of this provision shall be void ab initio.  The Holder may assign this Note at any time without the consent of Maker.  Following the effective date of any assignment by Holder, Holder shall provide Maker immediate notice of such assignment, which notice shall identify the assignee and provide the address and facsimile number of such assignee.  Unless and until Maker receives a notice of an assignment, Maker shall be permitted to recognize the Holder as holder of the Note and shall not be liable for any payment made to Holder instead of the assignee of the Note.  Following receipt of notice of an assignment of the Note, Maker shall recognize the assignee as Holder for all purposes under this Note.

12.         Captions.  The captions or headings of the paragraphs in this Note are for convenience only and shall not control or affect the meaning or construction of any of the terms or provisions of this Note.

13.         Notice and Acknowledgment of Representative.  All notices and other communications required or permitted hereunder shall be in writing and shall be delivered to the address listed below.

IN WITNESS WHEREOF, the undersigned has executed this Note on the date first written above.

MAKER:

Huiheng Medical, Inc.
a Nevada corporation

/s/ Richard Shen
Name:	Richard Shen
Title:	Chief Financial Officer

Agreed to and accepted by:

HOLDER:

/s/ Hui Xiaobing
Name:	Hui Xiaobing